EXHIBIT 99.2

CONSENT OF FINANCIAL ADVISOR

We consent to the use of our fairness opinion letter dated March 19, 2014 forming a part of the Registration Statement on Form S-4 filed by First Citizens Bancshares, Inc., Dyersburg, Tennessee, in connection with the proposed merger of First Citizens Bancshares, Inc. and Southern Heritage Bancshares, inc., Cleveland, Tennessee, to be included in such Prospectus/Proxy  Statement,  subject to the issuance of such opinion by us. We further consent to the references to our fairness opinion letter and the analyses conducted by us and the use of our name in such Proxy Statement/Prospectus  in conjunction therewith.

/s/ FIG Partners, LLC

FIG Partners, LLC

Atlanta, Georgia

July 17, 2014